UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): (July 9, 2010) July 14, 2010
GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charters)

Louisiana (State or Other Jurisdiction of Incorporation or Organization)	0-21086 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.)

8000 Global Drive Carlyss, Lousiana (Address of Principal Executive Offices)	70665 (Zip Code)
Registrant’s Telephone Number, including Area Code: (337) 583-5000
n/a
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
In connection with Mr. Peter Atkinson’s previously announced retirement from Global Industries, Ltd. (the “Company”), the Company and Mr. Atkinson have entered into an agreement dated July 9, 2010 (the “Agreement”). Pursuant to the Agreement, Mr. Atkinson will assume the title of Executive Vice President on August 1, 2010 and hold such position until his retirement on March 31, 2011 (the “Retirement Date”), or as otherwise set forth in the Agreement. He will report to the chief executive officer, retain all rights and privileges granted generally to other members of the executive team and have such other duties, authorities, powers, functions and responsibilities as determined by the chief executive officer. Mr. Aktinson’s base salary and bonus opportunity will remain the same as in effect on the date of the Agreement. He will also be entitled to the same benefits and perquisites as available to him on the date of the Agreement, subject to any modifications for executives of the Company generally.
The Agreement supersedes and replaces that letter agreement between the Company and Mr. Atkinson executed on November 16, 2005 and previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 22, 2005.
Mr. Atkinson’s Agreement generally uses the following terms:
“Cause” means termination due to (a) an act of dishonesty by Mr. Aktinson against the Company, (b) willful misconduct or gross negligence in the performance of his duties, (c) a material breach of any corporate policy, code of conduct or similar requirement adopted by the Board, or (d) a felony conviction or any misdemeanor involving moral turpitude.
“Good Reason” means (a) other than provided in the Agreement, the material diminution in Mr. Atkinson’s position or responsibilities or a material adverse change in reporting responsibilities; (b) a reduction in Mr. Atkinson’s base salary for any year below $410,000, except in a percentage not exceeding any salary reduction imposed on executive officers of the Company generally; (c) a material reduction in Mr. Atkinson’s benefits unless applicable to executive officers generally or required by law; (d) the relocation of Mr. Atkinson’s principal place of employment by more than 50 miles from his current location in Houston, Texas; or (e) the failure of a successor entity to assume the Agreement.
If Mr. Atkinson’s employment with the Company is terminated on the Retirement Date, he will be entitled to the following (collectively, “Retirement Benefits”):
(1)	(a) Salary plus auto allowance to the extent not previously paid through the termination date; (b) incentive compensation for 2010 to the extent earned but unpaid; (c) incentive compensation for 2011 equaling a prorated portion of $400,000 based on the number of days served in 2011; (d) and a cash payment for earned but unused vacation days through the termination date;

(2)	A lump sum amount equal to his annual salary plus automobile allowance plus an amount equal to the greater of (i) the annual incentive bonus for the 2010 valued as of the termination date or $400,000;

(3)	Mr. Atkinson’s Company stock options will be accelerated and immediately vest, unvested restricted shares of the Company will vest and forfeiture restrictions will lapse. All stock options will be exercisable for their full terms. Mr. Atkinson will retain his performance shares issued under the Company’s 2005 Stock Incentive Plan and be eligible to receive, to the extent earned, shares of Company common stock associated with the performance periods of 2008 through 2010, 2009 through 2010 and 2010 through 2011. If earned, Mr. Atkinson will receive a prorated amount of Company common stock for the 2010 through 2011 performance period based upon the number of months served through his Retirement Date;

(4)	Mr. Atkinson and his dependents will be eligible for continued participation in his then current benefit plans until the later of eighteen months from his termination date or October 31, 2012, at the contribution rate applicable to employed executives of the Company.
If Mr. Atkinson’s employment with the Company is terminated prior to the Retirement Date by the Company without Cause or by Mr. Atkinson for Good Reason, he will be entitled to the Retirement Benefits except that if the termination date of employment with the Company is in 2010, he will receive a prorated portion of $400,000 based on the number of days served in 2010 in lieu of incentive compensation for 2010.
If Mr. Atkinson’s employment with the Company is terminated due to disability, he will continue to receive his salary through his Retirement Date. On the Retirement Date he will be entitled to receive the Retirement Benefits.
If Mr. Atkinson’s employment is terminated prior to the Retirement Date by the Company with Cause or by Mr. Atkinson without Good Reason, he will be entitled to receive his salary plus auto allowance at the then current rate to the extent unpaid through the termination date and cash payment for earned but unused vacation days. Thereafter the Company shall have no further obligations to Mr. Atkinson.
Mr. Atkinson’s Change in Control Agreement with the Company will remain in effect during the term of the Agreement. Additionally, Mr. Aktinson agrees not to compete with the Company for one year after the date of his termination from employment.
The foregoing description of the Agreement between the Company and Mr. Atkinson does not purport to be complete and is qualified in its entirety by reference to the Agreement which is attached as Exhibit 10.1 to this Form 8-K and incorporated by reference into this Item 5.02

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.
10.1	Agreement between Global Industries, Ltd. and Peter Atkinson dated July 9, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.
By:	/s/ C. Andrew Smith
C. Andrew Smith
Senior Vice President & Chief Financial Officer

July 14, 2010